Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of July 5, 2024, by and between, Flywheel Advanced Technology, Inc., a Nevada corporation (the “Seller”) and Mericorn Company Limited, a company incorporated under the laws of the British Virgin Islands (the “Buyer”).

RECITALS

WHEREAS, the Seller currently owns 100,000 ordinary shares (the “Shares”) of Mega Fortune Company Limited, a Cayman Islands exempted company (the “Company”), representing all of the issued and outstanding equity securities of the Company;

WHEREAS, Elison Virtus Company Limited, a company incorporated under the laws of the British Virgin Islands (“Elison”) is a wholly-owned subsidiary of the Buyer; and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Shares, which Shares are to be purchased with the Consideration Shares (as defined below), upon the terms and subject to the conditions hereinafter set forth;

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

SECTION 1. Purchase and Sale of the Shares.

(a) Sale. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer and deliver to the Buyer free and clear of all encumbrances, the Shares for an aggregate purchase price of HKD56,360,000 (or approximately US$7,230,000) (the “Purchase Price”) such Purchase Price to be paid by the transfer of 938 shares of Elison from the Buyer to the Seller (the “Consideration Shares”). The Buyer shall pay all conveyance taxes incurred as a result of the transfer of the Consideration Shares and the Seller shall pay all conveyance taxes incurred as a result of the transfer of the Shares. The Buyer and the Seller shall cooperate with each other to execute and deliver all instruments and certificates that are necessary to comply with the foregoing payment of any conveyance taxes and the Buyer shall cause Elison to take all necessary actions in connection therewith.

(b) Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place on the date hereof (the “Closing Date”) by the exchange of signature pages electronically or in such other place or by such other manner as the Parties may mutually agree upon.

(c) Deliveries at Closing. At the Closing,

(i) the Seller shall deliver to the Buyer duly executed instruments of transfer representing the Shares in favour of the Buyer;

(ii) the Seller shall deliver to the Buyer a copy of the resolutions of the Company’s board of directors in connection with the approval of transfer of the Shares contemplated hereby;

(iii) the Seller shall deliver copies of the resolutions and actions taken by the Seller’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereby;

(iv) the Buyer shall deliver to the Seller a copy of the resolutions of Elison’s board of directors in connection with the approval of transfer of the Consideration Shares contemplated hereby;

(v) the Buyer shall deliver copies of the resolutions and actions taken by the Buyer’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereby, and showing the names and signatures of the directors or officers of the Buyer authorized to sign this Agreement;

(vi) the Buyer shall deliver to the Seller duly executed instruments of transfer representing the Consideration Shares in favour of the Seller; and

(vii) the Seller shall deliver to the Buyer a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement

(d) Post-Closing Obligations. Within five (5) business days after the Closing Date,

(i) the Seller shall procure the register agent of the Company to register the Buyer as the member of the Company in respect of the Shares and issue the corresponding share certificate(s) to the Buyer accordingly; and

(ii) the Buyer shall procure the register agent of Elison to register the Seller as the member of Elison in respect of the Consideration Shares and issue the corresponding share certificate(s) to the Seller accordingly.

SECTION 2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer, as of the date hereof as follows:

(a) Authorization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transaction contemplated hereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and its shareholders. This Agreement has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery by the Buyer this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. All corporate actions taken by the Seller have been duly authorized, and the Seller has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by laws.

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(b) Organization, Authority and Qualification of the Company. The Company and all of its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by then and to carry on their businesses as they have been and are currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary. All corporate actions taken by the Company and its subsidiaries have been duly authorized, and the Company and its subsidiaries have not taken any action that in any respect conflicts with, constitutes a default under or results in a material violation of any provision of their respective corporate organizational documents.

(c) Capitalization. The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value each (the “Ordinary Shares”), 100,000 of which are issued and outstanding as of the date of this Agreement. None of the issued and outstanding Ordinary Shares were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Ordinary Shares or obligating either the Seller or the Company to issue or sell any Ordinary Shares, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Common Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. The Ordinary Shares constitute all of the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all encumbrances. Upon consummation of the transaction contemplated by this Agreement and registration of the Ordinary Shares in the name of the Buyer in the stock records of the Company, the Buyer, assuming it shall have purchased the Ordinary Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all encumbrances. Upon consummation of the transaction contemplated by this Agreement, the Ordinary Shares will be fully paid and nonassessable. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Ordinary Shares.

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(d) No Conflict. Assuming compliance with and obtaining of all filings, notifications, consents, approvals, authorizations and other required actions except as may result from any facts or circumstances relating solely to the Buyer, the execution, delivery and performance by the Seller of this Agreement will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by laws (or similar organizational documents) of the Seller or the Company, (b) conflict with or violate any material law or governmental order applicable to the Seller or the Company or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the Ordinary Shares or any of the assets of the Seller or the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Ordinary Shares or any of such assets or properties is bound or affected, except to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement or (ii) adversely affect the ability of the Company to conduct its business.

(e) Tax Matters. Except as would not, individually or in the aggregate, have a material and adverse effect: (i) (A) the Company and its subsidiaries have filed all tax returns required to be filed by them, (B) all such tax returns are true, correct and complete, and (C) all taxes, whether or not shown as due on such tax returns, have been paid; in the case of each of clauses (A) through (C); and (ii) (A) no governmental authority has asserted any written claim, assessment or deficiency for taxes against the Company or any of its subsidiaries (and, to the knowledge of the Seller, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies or proposed deficiencies that have been satisfied by payment, settled or withdrawn, and (B) no claim, audit or other proceeding by any governmental authority is pending or threatened in writing with respect to any taxes of the Company or any of its subsidiaries.

SECTION 3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as of the date hereof as follows:

(a) Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transaction contemplated hereby. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer and its shareholders. This Agreement has been duly executed and delivered by the Buyer, and assuming due authorization, execution and delivery by the Seller this Agreement constitutes legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. All corporate actions taken by the Buyer have been duly authorized, and the Buyer has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its memorandum or articles of association.

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(b) Organization, Authority and Qualification of Elison. Elison and all of its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by then and to carry on their businesses as they have been and are currently conducted. Elison is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary. All corporate actions taken by Elison and its subsidiaries have been duly authorized, and Elison and its subsidiaries have not taken any action that in any respect conflicts with, constitutes a default under or results in a material violation of any provision of their respective corporate organizational documents.

(c) Capitalization. The authorized share capital of Elison is US$50,000 divided into 50,000 ordinary shares of US$1.00 par value each, 10,000 of which are issued and outstanding as of the date of this Agreement. None of the issued and outstanding shares were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Consideration Shares or obligating the Buyer or Elison to issue or sell any shares, or any other interest in, Elison. There are no outstanding contractual obligations of Eliso, or the Buyer with regards to Elison, to repurchase, redeem or otherwise acquire any shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. Upon consummation of the transaction contemplated by this Agreement and registration of the Consideration Shares in the name of the Seller in the stock records of Elison, the Seller, assuming it shall have purchased the Consideration Shares for value in good faith and without notice of any adverse claim, will own the Consideration Shares free and clear of all encumbrances. Upon consummation of the transaction contemplated by this Agreement, the Consideration Shares will be fully paid and nonassessable. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Consideration Shares.

(d) Tax Matters. Except as would not, individually or in the aggregate, have a material and adverse effect: (i) (A) Elison and its subsidiaries have filed all tax returns required to be filed by them, (B) all such tax returns are true, correct and complete, and (C) all taxes, whether or not shown as due on such tax returns, have been paid; in the case of each of clauses (A) through (C); and (ii) (A) no governmental authority has asserted any written claim, assessment or deficiency for taxes against Elison or any of its subsidiaries (and, to the knowledge of the Buyer, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies or proposed deficiencies that have been satisfied by payment, settled or withdrawn, and (B) no claim, audit or other proceeding by any governmental authority is pending or threatened in writing with respect to any taxes of Elison or any of its subsidiaries.

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(e) No Conflict. Assuming compliance with and obtaining of all filings, notifications, consents, approvals, authorizations and other required actions except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Buyer of this Agreement will not (a) violate, conflict with or result in the breach of any provision of the memorandum or articles of association of the Buyer or Elison, (b) conflict with or violate any law or governmental order applicable to the Buyer or Elison, or any of their respective assets, properties or businesses, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Buyer or Elison is a party, which would adversely affect the ability of the Buyer to carry out its obligations under, and to consummate the transaction contemplated by this Agreement.

SECTION 4. Indemnification. The representations and warranties of the Seller and the Buyer made pursuant to Section 2 and Section 3 shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that any representations and warranties the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement.

(a) The Seller hereby agrees to indemnify and hold harmless the Buyer from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ and consultants’ fees and expenses) actually paid, suffered, incurred by, or imposed upon, them (including any action brought or otherwise initiated by any of them) (any of the foregoing, a “Loss”) arising out of or resulting from any breach of any of the Seller’s representations.

(b) The Buyer hereby agrees to indemnify and hold harmless the Seller from and against any and all Losses arising out of or resulting from any breach of any of the Buyer’s representations.

(c) Limits on Indemnification. The Seller and the Buyer (each, an “Indemnifying Party”) shall not be liable for any claim for indemnification pursuant to this Section 4(a) or 4(b), respectively, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party equals or exceeds Twenty thousand dollars (US$20,000)] whereupon the Seller and the Buyer, respectively, shall be entitled to indemnification for the full amount of such Losses. In no event shall the aggregate indemnification actually paid by an indemnifying party for a breach of their respective representations and warranties taken together with all other indemnification actually paid by such indemnifying party exceed Seven Hundred and Twenty Thousand dollars (US$720,000).

(d) Notice of Loss. The Seller and the Buyer shall give the other party notice of any matter which they have determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

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(e) Indemnification Payments. Any indemnification obligation of an Indemnifying Party under this Section 4 will be settled solely through delivery to the indemnified party of such number of Consideration Shares that are equal in value to the finally determined amount of indemnification determined. The Seller and the Buyer hereby agree to report each indemnification payment made in respect of any Losses as an adjustment to the Purchase Price for tax purposes to the extent permitted by applicable law and shall file all tax returns in a manner consistent with the foregoing. The value of the Consideration Shares shall be the same value attributable to such shares as of the Closing Date. In no event shall any indemnifying party be required to pay or reimburse its indemnification obligations with cash. Notwithstanding the foregoing, in lieu of delivering all or a portion of the Consideration Shares otherwise deliverable to an indemnified party in accordance with this Section 4, the indemnifying party may pay the value of such Consideration Shares, as determined in accordance with this Section 4(e), to the indemnified party, in cash. For the avoidance of doubt, any such payment in cash shall be counted towards the limit on the aggregate amount of all Losses for which the indemnifying party shall be liable pursuant to Section 4(d), as if the Consideration Shares themselves had been delivered.

(f) Exclusive Remedy. From and after the Closing, except with respect to fraud claims or claims seeking injunctions, specific performance or other equitable relief, or claims under covenants and agreements contained herein that by their terms expressly require performance after the Closing but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, indemnification pursuant to this Section 4 by the delivery of Consideration Shares (or cash in lieu thereof, at the election of the indemnifying party) as provided in Section 4(e) shall be the sole and exclusive remedy for the indemnified party with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement.

SECTION 5. Miscellaneous.

(a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Succession and Assignment. This Agreement and any rights and obligations hereunder shall not be assigned by operation of law or otherwise without the express written consent of the other parties and any such attempted assignment without such consent shall be null and void. In the case where such consent is obtained, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective assigns to the parties hereto.

(d) Disclaimer of Other Representations and Warranties. Except for the representations and warranties set forth in Section 2 and Section 3, the parties hereto expressly disclaim any and all representations or warranties of any nature (express or implied).

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(e) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service, or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to the Seller:	Flywheel Advanced Technology, Inc.

23 West Nye Lane, Suite 455,
Carson City, NV 89706
Attention: Tang Siu Fung
President and Chief Executive Officer

with a copy to (which shall not constitute notice):

The Crone Law Group P.C.
420 Lexington Avenue, Suite 2446
New York, NY 10170
Attention: Mark Crone, Esq.
Email: mcrone@cronelawgroup.com

If to the Buyer:	Ms. Tin Sze Wai
Unit 408B & C, 4/F,
Lippo Sun Plaza, No. 28 Canton Road,
Tsim Sha Tsui, Kowloon, Hong Kong

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERICORN COMPANY LIMITED

By:	/s/ Tin Sze Wai
Name:	Tin Sze Wai
Title:	Director

FLYWHEEL ADVANCED TECHNOLOGY, INC.

By:	/s/ Tang Siu Fung
Name:	Tang Siu Fung
Title:	Director

ACKNOWLEDGED AND AGREED:

Elison, by its signature below, acknowledges and confirms the agreements, representations and warranties of the Buyer herein in respect of Elison and confirms it has taken, as will take, all necessary and appropriate actions to consummate the provisions of this Agreement.

ELISON VIRTUS COMPANY LIMITED

By:	/s/ Tin Sze Wai
Name:	Tin Sze Wai
Title:	Director
Date:	05 July 2024

[Signature Page to Share Purchase Agreement]